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                       PHILIPS INTERNATIONAL REALTY CORP.

                                     PLAN OF
                           LIQUIDATION AND DISSOLUTION

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         The Board of Directors of Philips International Realty Corp., a
Maryland corporation (the "Corporation"), deems it advisable and in the best interests of the stockholders of the Corporation to wind up the affairs of the Corporation and to liquidate and dissolve the Corporation in accordance with this Plan of Liquidation and Dissolution (the "Plan")

         Subject to the approval of the stockholders of the Corporation and effective with the date of such approval, the Corporation hereby adopts the following Plan to liquidate and dissolve the Corporation in accordance with
Section 331 of the Internal Revenue Code of 1986, as amended, and in accordance with Maryland General Corporation Law.

         1. The Corporation, acting for itself or in its capacity as general partner of Philips International Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), as appropriate, is authorized to enter into and perform its obligations and the obligations of the Operating Partnership and the Affiliated Parties (as hereinafter defined) the following contracts (the "Agreements") relating to the disposition of assets: (i) Redemption Agreement by and among Philip Pilevsky, Sheila Levine and Palm Mile Corp., and (ii) Asset Contribution, Purchase and Sale Agreement by and among the Operating Partnership, the Corporation, Certain Affiliated Parties Signatory thereto (the "Affiliated Parties"), KIR Acquisition, LLC, a Delaware limited liability company and KIR Income Operating Partnership, L.P., a Delaware limited partnership.

         2. The Corporation, acting for itself or in its capacity as general partner of the Operating Partnership, as appropriate, is authorized to sell any and all assets of the Corporation and the Operating Partnership remaining after the consummation of the transactions contemplated by the Agreements for such consideration and upon such terms as the Board of Directors of the Corporation may deem advisable.

         3. The Corporation, acting for itself or in its capacity as general partner of the Operating Partnership, as appropriate, shall act in a manner as to obtain the best possible price for the assets of the Corporation to be sold so as to maximize the amounts distributable to shareholders upon the liquidation and dissolution of the Corporation.

         4. The directors and officers of the Corporation are authorized and directed to proceed promptly to wind up the affairs of the Corporation; collect its assets; convey and dispose of such of its assets as are not to be distributed


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               in kind to its stockholders; pay or otherwise adequately provide for all of its liabilities and obligations; pay all the Corporation's expenses incidental to this Plan, including all counsel fees, accountant's fees, and such other fees and taxes as are necessary to effectuate this Plan; and, following such payment of or provision for its liabilities and obligations, distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders, in cancellation of their stock. Upon the complete distribution of all the assets of the Corporation, all shares of issued and outstanding shares of preferred stock and common stock of the Corporation shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate.

         5. The Corporation, acting for itself or in its capacity as general partner of the Operating Partnership, as appropriate, is authorized, but not required, to establish a reserve in a reasonable amount to be determined by the Board of Directors within its discretion, to meet known liabilities and liquidating expenses and estimated unascertained or contingent liabilities and expenses, if the Board of Directors of the Corporation deems such a reserved desirable.

         6. The directors and officers of the Corporation are authorized and directed to file Articles of Dissolution with the Department of Assessments and Taxation of the State of Maryland pursuant to
               Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law.

         7. The directors of the Corporation are authorized and directed to execute, deliver and file such documents, incur and pay any such fees and taxes or other expenses, and take any other such action as they may deem necessary and desirable to effectuate the liquidation and dissolution of the Corporation pursuant to this Plan.

         8. The Corporation shall cease the transaction of all business as of December 31, 2000, except as may be necessary or incidental to the complete liquidation of the Corporation and the winding up of its affairs.

         9. The current Board of Directors shall continue in charge of the affairs of the Corporation until the liquidation and dissolution of the Corporation is complete, and shall take such further action as may be necessary and proper to wind up the affairs of the Corporation.

         10. The Plan shall become effective upon its formal adoption by the stockholders of the Corporation.

         11. The validity, interpretation, and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.


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